Exhibit 10.12

FIRST AMENDMENT

TO

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This First Amendment is made this              day of December, 2004, to that certain Change of Control Employment Agreement between HILB ROGAL & HOBBS COMPANY (“Company”) and [, dated July 1, 1998, and attached hereto as Exhibit A (“Old Agreement”).

Whereas, the Human Resources & Compensation Committee of the Company has requested a review of the Old Agreement’s provisions;

Whereas, the Old Agreement may be terminated by the Company at any time prior to its Effective Date (as therein defined);

Whereas, the Human Resources & Compensation Committee believes, based on the aforesaid review, the Old Agreement should be modified to ensure that a prospective purchaser of the Company be reasonably assured that any executives paid under the Old Agreement, as amended herein, be subject to reasonable restrictions commensurate to the Employment Period (as defined therein);

Therefore, it is agreed as follows:

1.	Section 10(b) (and the language following Section 10(b)) and Section 12(a) shall be deleted from the Old Agreement.

2.	The following language shall be substituted, or added, as the case may be:

10.	Restrictive Covenants.

(b) Nonraiding of Employees. The Executive covenants during the Employment Period not to solicit, induce or encourage, for the purposes of employing or offering employment to, any individuals who, as of the date of termination of the Executive’s employment, are employees of the Company or its affiliates, nor will Executive directly or indirectly solicit, induce or encourage any of the Company’s or its affiliates’ employees to seek employment with any other business, whether or not the Executive is then affiliated with such business.

(c) Nonpiracy of Certain Accounts. During the Employment Period, except on behalf of Company, its affiliates and their successors and assigns (“Protected Entity”), Executive shall not solicit, induce or encourage any person or entity doing business with the Company or its affiliates as of the Effective Date to cease or diminish its business with the Protected Entity.

In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Subparagraphs (a), (b) and (c) are separate and divisible covenants; if for any reason any one covenant is held to be illegal, invalid or unenforceable, in whole or in part, the remaining covenants shall remain valid and enforceable and shall not be affected thereby. Further, the periods and scope of the restrictions set forth in any such subparagraph shall be reduced by the minimum amount necessary to reform such subparagraph to the maximum level of enforcement permitted to Company or Protected Entity by the law governing this Agreement.

12.	Miscellaneous.

(a) MANDATORY ARBITRATION; GOVERNING LAW; PRAYER FOR REFORMATION; MANDATORY FORUM FOR CONFIRMATION OF ARBITRATION AWARD; AMENDMENT. Any dispute or controversy as to the interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted to mandatory, final and binding arbitration in the City of Richmond, Virginia, in accordance with the commercial arbitration rules then prevailing of the American Arbitration Association. Executive and Company waive the right to submit any controversy or dispute to a Court and/or a jury. Any award rendered therein shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. Each party in any such arbitration shall bear its own costs in connection with the arbitration. The parties agree that the transactions reflected in this document involve interstate commerce, and accordingly agree that any issues as to arbitrability shall be resolved pursuant to the Federal Arbitration Act.

The parties agree that any substantive issues under this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Executive agrees that any award rendered as a result of the arbitration proceedings shall be confirmed in the Federal or State Courts of the Commonwealth of Virginia, and may be enforced by such courts as if the order were their own. By execution hereof, Executive irrevocably submits to the jurisdiction of such courts for this purpose, and waives any defense that Executive is not subject to such proceedings, that the forum is not convenient, that the matter should be transferred to another forum, or that the arbitration award may not be confirmed and enforced by such courts. Executive consents to service of process in any such proceedings in any manner permitted by the laws of the Commonwealth of Virginia.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

3.	The Old Agreement, as modified herein by this First Amendment, shall continue in full force and effect.

HILB ROGAL & HOBBS COMPANY

By:
Its:
Date	Date: